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Exhibit 10.14

TULLY'S COFFEE CORPORATION

EMPLOYMENT AGREEMENT
(Anthony J. Gioia)

        THIS AGREEMENT is entered into as of the 13th day of May, 2002, between ANTHONY J. GIOIA ("Executive"), and TULLY'S COFFEE CORPORATION, a Washington corporation ("Tully's").

RECITAL

        A.    Subject to the terms and conditions set forth below, Tully's desires to employ Executive and Executive desires to accept employment by Tully's as Tully's President and Chief Executive Officer.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1.    Employment; Duties and Attention.

          a.    Employment and Title.    Effective as of May 13, 2002 (the "Commencement Date") and continuing during the term of this Agreement, Tully's agrees to employ Executive as its President and Chief Executive Officer. Executive accepts such employment and agrees to serve in such additional capacities as may be reasonably requested by the Board of Directors of Tully's from time to time.

          b.    Duties.    Within the limitations established by Tully's bylaws, Executive's duties shall include all of the duties and responsibilities normally associated with a President and Chief Executive Officer of a privately held corporation together with all other duties and responsibilities as may be reasonably assigned to Executive by the Tully's Board of Directors. Executive shall report directly to the Tully's Board of Directors. Simultaneous with the execution of this Agreement, Executive shall be elected as a member of the Tully's Board of Directors and as a member of Tully's Executive Committee of its Board of Directors and Executive shall perform all duties and responsibilities related to such positions. Executive shall perform all duties hereunder in accordance with all applicable federal, state and local laws and regulations.

          c.    Attention and Effort.    During the term of this Agreement, excluding reasonable vacations compatible with his position and periods of illness, injury or other disability, Executive shall give his reasonable efforts and devote all of his business time and attention to the business interests of Tully's. During the term of this Agreement, Executive shall not, without Tully's prior written consent, directly or indirectly engage in any employment, consulting or other activity which would interfere or conflict with the performance of Executive's duties and obligations to Tully's. Notwithstanding the foregoing, with the prior written consent of the Tully's Board of Directors (which consent shall not be unreasonably withheld), Executive may serve on the board of directors of one (1) for profit company that is not directly in competition with Tully's, provided that such other board service does not materially impair Executive's ability to perform his duties and responsibilities under this Agreement.

        2.    Term of Employment.    Except as provided in Section 5, Tully's shall employ Executive for the period beginning on the Commencement Date and continuing until this Agreement is terminated in accordance with Section 5. The period during which Executive is employed pursuant to this Agreement shall be referred to as the "Employment Period." Sections 4, 6 and 9. k. shall survive the termination of this Agreement.

        3.    Compensation and Benefits.    During the Employment Period, Tully's shall pay to Executive, and Executive shall accept from Tully's, as full compensation for Executive's services hereunder, compensation as follows:

          a.    Base Salary.    Executive shall be paid an annual base salary (the "Base Salary") of $250,000 during the first twelve months of this Agreement. The Tully's Board of Directors shall review Executive's Base Salary annually thereafter and shall increase such base salary by a minimum of ten percent (10%) for the second and third years this Agreement is in effect. Tully's shall pay Executive the Base Salary in accordance with Tully's payroll practices as in effect from time to time.

          b.    Bonus.    During the Employment Period, Executive shall be paid a bonus (the "Bonus") upon the completion of each Tully's fiscal year calculated as set forth below:

            (i)    Fiscal Year 2003.    The Bonus for Tully's fiscal year 2003 (ending March 31, 2003) shall be calculated as follows:

              (a)  Fifty percent (50%) of Executive's Base Salary for fiscal Year 2003 if Tully's fiscal year 2003 EBITDA is equal to or greater than Tully's Board of Directors' approved fiscal year 2003 targeted EBITDA (the "2003 Target EBITDA") (to be agreed upon by Executive and the Tully's Board of Directors in good faith).

              (b)  Between the 2003 Target EBITDA and an amount that is $1,000,000 higher than the 2003 Target EBITDA, the Bonus amount shall adjust proportionally up to 75% such that the amount by which the actual EBITDA is greater than the 2003 Target EBITDA but less than $1,000,000 over the 2003 Target EBITDA shall be multiplied by 25% (75% less 50%) and added to the 50% under (a) above and multiplied by Executive's Base Salary (e.g. If actual EBITDA is $800,000 above 2003 Target EBITDA, 80% (i.e., $800,000 divided by $1,000,000) multiplied by 25% or 20% would be added to 50% and a total of 70% would be multiplied by Executive's Base Salary to compute the Bonus.

              (c)  Between the sum of the 2003 Target EBITDA plus $1,000,000 and an actual EBITDA amount that is $800,000 higher than such sum, the Bonus amount shall adjust proportionally up to 100% such that the amount by which the actual EBITDA is greater than the sum of 2003 Target EBITDA plus $1,000,000 but less than 2003 Target EBITDA plus $1,800,000 over 2003 Target EBITDA shall be multiplied by 25% (100% less 75%) and added to the 75% under (b) above and multiplied by Executive's Base Salary (e.g. if actual EBITDA is $400,000 above the sum of Target EBITDA plus $1,000,000, 50% (i.e., $400,000 divided by $800,000) multiplied by 25% or 12.5% would be added to 75% and a total of 87.5% would be multiplied by Executive's Base Salary to compute the Bonus. One hundred percent (100%) of Executive's Base Salary for such year shall be paid out as the Bonus if Tully's has actual fiscal year 2003 EBITDA equal to the sum of the 2003 Target EBITDA plus $1,800,000.

              (d)  An additional 25% of Executive's Base Salary shall be paid to Executive for each additional $1,000,000 of EBITDA over and above the sum of the 2003 Target EBITDA plus $1,800,000.

            (ii)    Fiscal Year 2004 and Beyond.    The Bonus for Tully's fiscal years 2004 and beyond shall be calculated as follows:

              (a)  No Bonus shall be paid if actual EBITDA is less than 80% of the Tully's Board of Directors approved EBITDA for the applicable year (the "Target EBITDA").

              (b)  Where actual EBITDA ("A") is between 80% and 100% of the Target EBITDA ("T"), the amount of the Bonus shall be computed as follows:

    Where A divided by T = X% then ((X% minus 80%) divided by .20) multiplied by (75% minus 25%) plus 25% = percentage of Executive's Salary to be paid in the Bonus. Example: (assuming Base Salary is $275,000): (1) if actual EBITDA is $4,500,000 and the Target EBITDA is $5,000,000 (i.e., actual EBITDA is 90% of the Target EBITDA) then the Bonus is 50% of $275,000 or $137,500. NOTE: The EBITDA amounts used in this example are purely hypothetical amounts solely for purposes of demonstrating the calculation and are not meant to be any indication of the anticipated EBITDA amount for any prospective period.

              (c)  Where actual EBITDA ("A") is between 100% and 125% of the Target EBITDA ("T"), the amount of the Bonus payable shall be computed as follows:

    Where A divided by T = X% then ((X% minus 100%) divided by .25) multiplied by (100% minus 75%) plus 75% = percentage of Executive's Base Salary to be paid in the Bonus. Example: (assuming Base Salary is $275,000): (1) if actual EBITDA is $5,625,000 and Target EBITDA is $5,000,000 (i.e., actual EBITDA is 112.5% of targeted EBITDA) then the Bonus is 87.5% of $275,000 or $240,625. NOTE: The EBITDA amounts used in this example are purely hypothetical amounts solely for purposes of demonstrating the calculation and are not meant to be any indication of the anticipated EBITDA amount for any prospective period.

              (d)  Where actual EBITDA ("A") is greater than 125% of Target EBITDA ("T"), the amount of the Bonus shall be computed as follows:

    Where A divided by (T multiplied by 1.25) = percentage of Executive's Salary to be paid in the Bonus. Example: (assuming Base Salary is $275,000): (1) if actual EBITDA is $7,500,000 and Target EBITDA is $5,000,000 (i.e., actual EBITDA is 150% of targeted EBITDA) then the Bonus is 120% of $275,000 or $330.000. NOTE: The EBITDA amounts used in this example are purely hypothetical amounts solely for purposes of demonstrating the calculation and are not meant to be any indication of the anticipated EBITDA amount for any prospective period.

        As used herein "EBITDA" means earnings before interest, taxes, depreciation and amortization as typically defined in filings made with the U.S. Securities and Exchange Commission or as otherwise mutually agreed upon between Tully's and Executive. As used herein, EBITDA shall (i) exclude any consideration of expenses related to stock options issued by Tully's, and (ii) be computed prior to deducting approved bonuses. The Bonus shall be paid each year in a single lump sum payment made no later than five business days after the issuance of Tully's audited financial statements by Tully's independent auditors.

          c.    Stock Options.    Effective on the Commencement Date, Tully's shall deliver to Executive three (3) separate grants of Tully's non-qualified stock options (the "Stock Options") to purchase Tully's common voting stock ("Tully's Stock") as follows:

            (i)    Grant 1.    The first grant of the Stock Options ("Grant 1") shall include options to purchase 450,000 shares of Tully's Stock. Subject to Executive still being an employee of Tully's on the applicable vesting date, the first one third (1/3) of the Stock Options subject to Grant 1 shall vest on May 13, 2003, the second one third (1/3) of the Stock Options subject to Grant 1 shall vest on May 13, 2004, and the final one third (1/3) of the Stock Options subject to Grant 1 shall vest on May 13, 2005. The exercise price for each of the Stock Options subject to Grant 1 shall be at $0.01 per share.

            (ii)    Grant 2.    The second grant of the Stock Options ("Grant 2") shall include options to purchase 350,000 shares of Tully's Stock. Subject to Executive still being an employee of

    Tully's on the applicable vesting date, the first one third (1/3) of the Stock Options subject to Grant 2 shall vest on May 13, 2003, the second one third (1/3) of the Stock Options subject to Grant 2 shall vest on May 13, 2004, and the final one third (1/3) of the Stock Options subject to Grant 2 shall vest on May 13, 2005. The exercise price for each of the Stock Options subject to Grant 2 shall be at $1.78 per share.

            (iii)    Grant 3.    The third grant of the Stock Options ("Grant 3") shall include options to purchase 200,000 shares of Tully's Stock. Subject to Employee still being an employee of Tully's on the applicable vesting date, the first one third (1/3) of the Stock Options subject to Grant 3 shall vest on May 13, 2003, the second one third (1/3) of the Stock Options subject to Grant 3 shall vest on May 13, 2004, and the final one third (1/3) of the Stock Options subject to Grant 3 shall vest on May 13, 2005. The exercise price for each of the Stock Options subject to Grant 3 shall be at $2.50 per share.

  Except as otherwise provided for herein, all of the Stock Options shall be subject to the terms and conditions contained in that certain Tully's Coffee Corporation Stock Option Agreement for Purchase of Stock, a copy of which is attached hereto as Exhibit A. Except as provided in Section 6 below, all Stock options which have not vested as of the date of Executive's termination of employment with the Company shall be deemed to be forfeited. Issuance of the Stock Options and any shares related thereto shall be made only in accordance with all applicable state and federal securities laws.

          d.    Automobile Allowance.    Executive shall be paid an automobile allowance in an amount equal to $750 per month in accordance with Tully's payroll practices in effect from time to time.

          e.    Other Benefits.    During the Employment Period, Executive shall be entitled to participate in Tully's 401(k) plan (subject to a six month waiting period from the Commencement Date), insurance, health, disability, life, major medical insurance plans or other arrangement that Tully's may adopt for the general benefit of its comparable executive employees. Executive shall also be entitled to a twenty percent (20%) discount on all products sold in Tully's retail locations.

          f.    Vacation.    Executive shall be entitled to three (3) weeks annual paid vacation leave. Vacation carryover, if any, is subject to Tully's policy. Payment for accrued but unused vacation upon termination is also subject to Tully's policy as in effect from time to time.

          g.    Sick Leave.    The Executive will be granted sick leave in accordance with Tully's policy as in effect from time to time.

          h.    Reimbursement of Business Expenses.    Tully's shall reimburse Executive for all reasonable expenses necessarily incurred by him in connection with the performance of his duties hereunder during the term of this Agreement, upon presentation of a voucher indicating the amount, business purpose and supported by appropriate documentation, subject, however, to Tully's employee reimbursement policies and procedures relating to business related expenses as in effect from time to time.

        4.    Confidentiality; Nonsolicitation and Noncompetition.

          a.    Confidentiality.    Without the prior written consent of Tully's, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, during the period of Executive's employment with Tully's and for an indefinite period following any termination of Executive's employment with Tully's, Executive shall not disclose any trade secrets, customer lists, drawings, designs, marketing plans, management organization information (including, without limitation, data and other information relating to members of the Board of Directors and other management personnel of Tully's), operating policies or manuals, business plans, financial records, or other financial, commercial, business or technical information relating or belonging to Tully's or information designated or considered as confidential or proprietary that Tully's may receive belonging to suppliers, customers or others who do business with Tully's (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public by Tully's or is in the public domain (other than by reason of Executive's breach of this Section 4(a)).

          b.    Tully's Property.    Promptly following Executive's termination of employment with Tully's, Executive shall return to Tully's all property of Tully's (in whatever medium), and all copies thereof, in Executive's possession or under his control.

          c.    Nonsolicitation of Employees.    During the Employment Period and for the greater of (i) the one-year period following the termination of the Employment Period, or (ii) the applicable period, if any, during which Tully's is obligated to make severance payments under Section 6 b. or Section 7 below (collectively, the "Restriction Period"), Executive shall not directly or indirectly induce any employee of Tully's to terminate employment with Tully's, and shall not directly or indirectly, either individually or as owner, agent, member, partner, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by Tully's unless such person shall have ceased to be employed by Tully's for a period of six (6) months.

          d.    Noncompetition.    During the Restriction Period, Executive will not directly or indirectly be employed by, perform consulting services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with any business activity which directly or indirectly competes with Tully's in the retail or wholesale coffee business. For purposes of the foregoing, Executive will be deemed to be connected with such business if the business is carried on by any entity in which (i) Executive holds an equity interest or debt with equity conversion rights (other than a shareholder owning less than 3% of the total outstanding shares of a publicly traded corporation), or (ii) Executive serves as officer, director or is an employee, consultant, agent, member or other representative. The geographic scope of the restrictions set forth above shall be limited to the United States of America.

          e.    Injunctive Relief.    Executive acknowledges and agrees that the covenants and obligations of Executive with respect to confidentiality, Tully's property, nonsolicitation and noncompetition relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants or obligations will cause Tully's irreparable injury for which adequate remedies are not available solely at law. Therefore, Executive agrees that Tully's shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations set forth in this Section 4. These injunctive remedies are cumulative and are in addition to any other rights and remedies that Tully's may have at law or in equity.

          f.    Acknowledgement Re Restrictions.    Executive acknowledges and agrees that, given Executive's experience, knowledge and position with Tully's, the restrictions contained in this Section 4 are reasonable and necessary in order for Tully's to protect its reasonable business interests.

        5.    Termination of Employment.

          a.    Mutual Agreement.    During the Employment Period, Executive's employment with Tully's may be terminated at any time by mutual, written agreement of the parties hereto on terms to be negotiated at the time of such termination.

          b.    Death or Disability.    During the Employment Period, this Agreement shall terminate automatically upon Executive's death or due to a physical or mental disability or infirmity that prevents the performance of Executive's employment-related duties hereunder, lasting for a period of six (6) months or longer (a "Disability").

          c.    Termination by Tully's for Cause.    During the Employment Period, Executive's employment hereunder may be terminated for "Cause" by Tully's effective immediately upon delivery of written notice thereof to Executive. "Cause" shall mean (i) commission by Executive of any act of theft, fraud, or dishonesty with respect to Tully's business; (ii) breach by Executive of any of the material terms and conditions of this Agreement which breach is not remedied to Tully's satisfaction within ten days of written notice of the same to Executive; (iii) Executive's engaging in willful and serious misconduct that is injurious to Tully's reputation or business; or (iv) Executive's having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony or which arises out of any act involving moral turpitude.

          d.    Termination by Tully's Without Cause.    During the Employment Period, Executive's employment hereunder may be terminated "Without Cause" by Tully's, effective upon 30 days' prior written notice of such termination delivered to Executive. A termination "Without Cause" shall mean a termination of Executive's employment by Tully's during the Employment Period, other than any such termination for Cause, as defined in Section 5(c), or by reason of Executive's death or Disability.

          e.    Voluntarily by Executive.    During the Employment Period, Executive's employment hereunder may be terminated by Executive, effective upon 60 days' prior written notice of such termination delivered to Tully's. Upon receipt of any such notice, Tully's shall have the right to accept such notice of termination with immediate effect notwithstanding the advance notice given by Executive and, in such event, this Agreement shall be deemed to be terminated as of the date specified by Tully's in writing to Executive. Upon any resignation or voluntary termination of employment by Executive hereunder, Executive shall be deemed to have resigned from the Board of Directors of Tully's, any other executive committee of such board and any Tully's plan or trust that Executive is a trustee under.

          f.    Voluntarily by Executive for Good Reason.    During the Employment Period, Executive's employment hereunder may be terminated by Executive for "Good Reason" upon 60 days' prior written notice of such termination delivered to Tully's, provided that, with respect to subclause (iv) below, such prior written notice shall be limited to five business days. Upon receipt of any such notice, Tully's shall have the right to accept such notice of termination with immediate effect notwithstanding the advance notice given by Executive and, in such event, this Agreement shall be deemed to be terminated as of the date specified by Tully's in writing to Executive. For the purposes of this Agreement, "Good Reason" shall exist if, without Executive's prior written consent, Tully's (i) materially reduces Executive's duties and responsibilities so that Executive no longer performs substantially all of the duties and responsibilities typically associated with employment as the President and Chief Executive Officer of a company, and such duties and responsibilities are not restored to Executive within 10 days after written notice thereof is delivered by Executive to Tully's; (ii) breaches any of the material terms and conditions of this Agreement which breach is not remedied to Executive's satisfaction within 10 days after written notice thereof is delivered by Executive to Tully's; (iii) relocates its principal executive offices to a location outside of the Puget Sound region in western Washington; or (iv) requires, as a condition of Executive's employment, that Executive perform unethical, illegal or fraudulent acts or omissions.

        6.    Compensation Upon Termination.

          a.    Termination by Mutual Agreement.    In the event that Executive's employment with Tully's is terminated by the parties hereto pursuant to a written agreement in accordance with Section 5(a), Executive shall be entitled to receive the compensation specified in such written agreement.

          b.    Termination of Executive's Employment Without Cause or By Executive for Good Reason.

            (1)  In the event that, during the twelve-month period ending on the first anniversary of the Commencement Date, Executive's employment with Tully's is terminated by Tully's Without Cause in accordance with Section 5(d) or by Executive for Good Reason in accordance with Section 5(f), Executive shall be entitled to receive (a) Executive's first year Base Salary for an additional one-year period following the termination date of Executive's employment, with such Base Salary to paid out monthly in accordance with Tully's payroll practices as in effect from time to time; (b) full vesting with respect to 225,000 of the Grant 1 Stock Options; and (c) forgiveness of the Loan to Executive.

            (2)  In the event that, during the twelve-month period ending on the second anniversary of the Commencement Date, Executive's employment with Tully's is terminated by Tully's Without Cause in accordance with Section 5(d) or by Executive for Good Reason in accordance with Section 5(f), Executive shall be entitled to receive (a) Executive's second year Base Salary for an additional fifteen months following the termination date of Executive's employment, with such Base Salary to be paid out monthly in accordance with Tully's payroll practices as in effect from time to time; (b) full vesting with respect to an aggregate total of 300,000 of the Grant 1 Stock Options; and (c) forgiveness of the Loan to Executive.

            (3)  In the event that, Executive's employment with Tully's is terminated by Tully's Without Cause in accordance with Section 5(d) or by Executive for Good Reason in accordance with Section 5(f) at any time after the second anniversary of the Commencement Date, Executive shall be entitled to receive (a) Executive's Base Salary (in the year during which the termination occurs) for an additional eighteen months following the termination date of Executive's employment, with such Base Salary to be paid out monthly in accordance with Tully's payroll practices as in effect from time to time; (b) ratable vesting (based on the portion of the third year worked by the Executive prior to the effective date of such termination) of the remaining 150,000 unvested Grant 1 Stock Options, and (c) the forgiveness of the Loan to Executive.

The payments and vesting rights described in Sections 6(b) (1)-(3) above are conditioned upon Executive's execution and delivery to Tully's of a full and complete written release (the "Release") of any and all other claims the Executive may have against the Company in form and substance acceptable to the Company. If Executive fails to deliver the Release in a timely manner, Tully's shall have no obligation to make the payments or grant early vesting as to any of the Stock Options as described in Sections 6(b)(1)-(3) above.

        7.    Change in Control.    In the event of a Change in Control, all of Executive's unvested Stock Options shall immediately become fully vested and Executive shall be entitled to receive a lump sum payment (made not later than five business after the final completion of any of the events constituting the Change in Control) equal to eighteen months of severance pay equal to the total annualized cash compensation (Base Salary plus the Bonus) for the prior year, or in the case of a Change in Control occurring during the first year of this Agreement, the total annualized Base Salary for such year. As used herein, the phrase "Change in Control" shall mean either (i) a sale of substantially all of the assets of Tully's to a third party other than as part of a transfer of said assets to an entity directly or indirectly controlled by existing Tully's shareholders holding a majority of the outstanding shares of the common voting stock of Tully's; or (b) a sale of more than fifty percent (50%) of the outstanding voting stock of Tully's to one or more third parties in a single transaction.

        8.    Relocation.    Tully's shall reimburse Executive for 100% of the normal closing costs and expenses (but not including any loss on sale or the payment of the actual sales purchase price) incurred in connection with (i) the sale of Executive's current personal residence in Phoenix, Arizona, and (2) the purchase by Executive of a personal residence in Seattle, Washington. Tully's shall also reimburse Executive for (a) 100% of Executive's actual temporary residential living expenses in Seattle, Washington (not to exceed $2,500 per month) for up to but not exceeding the earlier of six months after the Commencement Date or the date upon which Executive closes on the purchase of a personal residence in Seattle, Washington; (b) the cost of moving two personal vehicles from Phoenix, Arizona to Seattle, Washington; and (c) the cost of up to two round trip tickets for each of Executive and his spouse between Phoenix, Arizona and Seattle, Washington related to Executive's initial move to Seattle. In connection with Executive's purchase of a personal residence in Seattle, Tully's shall provide to Executive an interest-free loan of up to $100,000 (the "Loan"). The Loan may be advanced in one or more tranches as requested by Executive from time to time. Such loan will be evidenced by a Promissory Note made by Executive in favor of Tully's and shall be repaid on the earlier to occur of (a) the third anniversary of the Commencement Date, or (2) the date Executive's employment is terminated by Tully's for Cause. Executive's obligation to repay the Loan shall be forgiven by Tully's in the event of (i) a Change in Control (as defined above), or (ii) the termination by Tully's of Executive's employment Without Cause or by Executive for Good Reason in accordance with Section 5(f).

        9.    Miscellaneous.

          a.    Survival.    Section 4, Section 6(b), Section 6(c) and Section 9(k), shall survive the termination of this Agreement.

          b.    Binding Effect.    This Agreement shall be binding on, and shall inure to the benefit of, Tully's and any person or entity that succeeds to the interest of Tully's (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of Tully's stock, a merger, consolidation or reorganization involving Tully's or, unless Tully's otherwise elects in writing, a sale of the assets of the business of Tully's (or portion thereof) in which Executive performs a majority of his services. This Agreement shall also inure to the benefit of Executive's heirs, executors, administrators and legal representatives.

          c.    Severability.    If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable as to a particular application (including, without limitation, as to its geographic coverage or duration), then such provision shall be deemed modified to exclude such application, and such provision in all other applications and all other provisions of this Agreement shall continue in full force and effect without being modified, impaired or invalidated in any way. Both Executive and Tully's intend that this Agreement be given the maximum force, effect and application permissible under applicable law.

          d.    Waiver of Default.    Any waiver by either Tully's or Executive of a breach of any provision in this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement.

          e.    Assignment.    This Agreement shall not be assignable by Executive voluntarily or by operation of law nor shall the performance of his duties hereunder be delegable. Tully's may assign or transfer its rights and benefits hereunder which shall inure to any successor, assignee or transferee of Tully's.

          f.    Amendment.    Neither this Agreement nor any term or provision hereof may be changed, waived, discharged, amended, modified or termination other than by an instrument in writing signed by all of the parties hereto.

          g.    Paragraph Headings.    The paragraph headings are for convenience only and in no way define, limit, extend or interpret the scope of this Agreement or of any particular paragraph hereof.

          h.    Documents.    Each party to this Agreement shall perform any and all acts and shall execute and deliver any and all documents as may be necessary, desirable or proper under the circumstances in order to accomplish the intents and purposes of this Agreement and to carry out its provisions.

          i.    Time.    Time is of the essence with respect to the performance of each of the covenants and agreements herein set forth.

          j.    Entire Agreement.    This Agreement contains the entire agreement and understanding of the parties with respect to the entire subject matter regarding Executive's employment with Tully's hereunder, and there are no representations, inducements, promises, or agreements, oral or otherwise, not embodied herein. Any and all prior discussions, negotiations, commitments and understandings relating thereto are merged herein, including without limitation any terms and conditions contained in that certain offer letter dated April 12, 2002, executed by Executive and Tully's. There are no conditions precedent to the effectiveness of this Agreement other than as may be stated herein.

          k.    Law and Venue.    This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the state of Washington, without giving effect to principles and provisions thereof relating to conflict or choice of laws. The parties hereto irrevocably submit to the jurisdiction and venue of the courts situated in King County, Washington with respect to any matter arising under the terms of this Agreement.

          l.    Attorneys' Fees.    In the event that suit is brought to interpret or enforce any term or provision of this Agreement, or in the event that any party hereto is forced to seek a remedy other than monetary damages, including but not limited to injunctive relief, the prevailing party in any such suit or proceeding shall, in addition to any other relief to which such party may be entitled, be awarded its costs and attorneys' fees reasonably and actually incurred.

          m.    Notices.    Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, or by registered mail, return receipt requested and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to Tully's:	Tully's Coffee Corporation Attn: Chairman of the Board 3100 Airport Way South Seattle, WA 98134
If to Executive:	Anthony J. Gioia C/O 3100 Airport Way South Seattle, WA 98134

          n.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first set forth above.

EXECUTIVE:	TULLY'S:
TULLY'S COFFEE CORPORATION
/s/ ANTHONY J. GIOIA Anthony J. Gioia	By	/s/ MARC EVANGER Marc Evanger Its President and CEO

EXHIBIT A TO EMPLOYMENT AGREEMENT
BETWEEN
ANTHONY J, GIOIA
AND
TULLY'S COFFEE CORPORATION

TULLY'S COFFEE CORPORATION
(the "Company")

STOCK OPTION AGREEMENT FOR PURCHASE OF STOCK

        We are pleased to inform you that the Company (which term includes any subsidiary of the Company) has granted to you (the "Optionee") this Stock Option Agreement. This Stock Option Agreement is a contract between you and the Company. It warrants to you certain defined rights, at certain times, and under certain conditions, to purchase shares of the Company's common stock, and in exchange you accept certain obligations and responsibilities, as described below and in the Company's 1994 Amended and Restated Stock Option Plan (the "Plan") and the attached Terms and Conditions where the reference is appropriate.

        FOR VALUABLE CONSIDERATION, the Company does hereby grant to the Optionee, as of the Date of Option Grant specified below, the right and option to purchase the Number of Option Shares of common stock of the Company specified below (the "Option Shares") for the Exercise Price Per Share specified below, and the right to purchase the Option Shares under this Stock Option Agreement shall accrue and vest according to the Vesting Schedule specified below:

Name of Optionee:
Type of Option:	☐	Employee Incentive Stock Option
	☒	Nonqualified Stock Option
	☐	Director Nonqualified Stock Option
Number of Option Shares:
Exercise Price Per Share:	$.
Date of Option Grant:
Term of Option:
Vesting Schedule:

        EXECUTED as of the Date of Option Grant.

TULLY'S COFFEE CORPORATION
By

Its

        By signing below and entering into this Stock Option Agreement, Optionee agrees to the terms hereof, and all obligations and responsibilities as described in Plan and the attached Terms and Conditions.

OPTIONEE

TERMS AND CONDITIONS OF STOCK OPTION AGREEMENT

Stock Options are subject to the terms hereof and of the Company's
1994 Amended and Restated Stock Option Plan ("Plan") where appropriate.
Capitalized Terms used in this Stock Option Agreement (this "Agreement"), if not otherwise defined, have the meanings given them in the Plan.

        1.    Any Option Shares which become purchasable ("vest") but are not purchased on a vesting date or anniversary date, as the case may be, may be purchased on any subsequent date, provided all options for the purchase of Option Shares must be exercised within the time periods specified in Section 2 below.

        2.    Subject to the terms hereof, all vested options (i.e., options for which the right to purchase has accrued) shall expire at the earliest to occur of the following:

          (a)  The earlier of the Term of Option specified on the first page of this Agreement or ten (10) years from the Date of Option Grant specified on the first page of this Agreement;

          (b)  Ninety (90) days after (i) a termination of Optionee's employment (occurring during the first year of Optionee's employment with the Company) by Optionee without "Good Reason" as described in that certain Employment Agreement dated May 13, 2002 entered into between Optionee and the Company (the "Employment Agreement"), or (ii) a termination of Optionee's employment (occurring during the first year of Optionee's employment with the Company) by the Company "With Cause" as described in the Employment Agreement;

          (c)  Upon discharge of Optionee for misconduct, willfully or wantonly harmful to the Company;

          (d)  Twelve (12) months after Optionee's death or disability (occurring during the first year of Optionee's employment with the Company; or

          (e)  In the event of a Change of Control Event as described in the Plan, the date such Change of Control Event is deemed to occur. However, if the Change of Control Event, as the case may be, and as described in the Plan, is not finalized, all options which are terminated pursuant to this Subsection (e) shall be reinstated as described in the Plan.

        3.    This Stock Option may be exercised at different times for portions of the total number of Option Shares for which the right to purchase shall have accrued and vested hereunder, provided that such portions are in multiples of ten (10) shares if the Optionee holds vested portions for ninety-nine (99) or fewer shares and otherwise in multiples of one hundred (100) shares.

        4.    This Stock Option shall be adjusted for recapitalizations, stock splits, stock dividends, and the like as described in the Plan.

        5.    This is not an employment contract and while the benefits, if any, of this Stock Option may be an incident of the Optionee's employment with Company, the terms and conditions of such employment are otherwise wholly independent hereof.

        6.    Neither this Stock Option nor any right under this Agreement is assignable, and rights under this Agreement may be exercised only by the Optionee or a person to whom the rights under this Agreement shall pass by will or the laws of descent and distribution, provided that Optionee shall be entitled to assign options to the Gioia Living Trust, dated June 5, 1998..

        7.    The Optionee shall indicate Optionee's intention to exercise this Stock Option with respect to vested Option Shares by notifying the Company in writing of such intention, indicating the number of Option Shares Optionee intends to purchase, and, within ten (10) days thereafter, paying to the Company an amount sufficient to cover the total option price of such Option Shares. Payment of the

Exercise Price Per Share specified on the first page of this Agreement shall be made in cash. Exercise of the Option may cause certain negative tax incidents to the Optionee which are not the responsibility of the Company. Optionee should discuss the tax ramifications of exercise of the options granted herein with tax counsel of Optionee's choice prior to the exercise of any option.

        8.    Notwithstanding the foregoing, no Stock Option shall be exercisable, and rights under this Agreement are not enforceable, unless and until all requirements imposed by or pursuant to Section 2.17 of the Plan are satisfied.

        SECTION 2.17 OF PLAN DESCRIBES CERTAIN IMPORTANT CONDITIONS RELATING TO FEDERAL AND STATE SECURITIES LAWS THAT MUST BE SATISFIED BEFORE THIS OPTION CAN BE EXERCISED AND BEFORE THE COMPANY CAN ISSUE ANY OPTION SHARES TO THE OPTIONEE. AT THE PRESENT TIME THE PLAN IS NOT REGISTERED AND, ALTHOUGH SHARES MAY BE ISSUED UPON EXERCISE, THE SHARES SO ISSUED ARE NOT FREELY TRADABLE.

        THERE CAN BE NO ASSURANCE THAT THE EXEMPTION(S) ALLOWING ISSUANCE OF THE SHARES UPON EXERCISE WILL REMAIN AVAILABLE, NOR IS THEIR ASSURANCE THAT ISSUED SHARES WILL BE REGISTERED OR THAT ONCE REGISTERED THE REGISTRATION WILL BE MAINTAINED. IF THE SHARES ARE NOT REGISTERED OR IF THE REGISTRATION IS NOT MAINTAINED, THE OPTIONEE WILL NOT BE ABLE TO TRADE SHARES OBTAINED UPON EXERCISE OF THIS STOCK OPTION UNTLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. AT THE PRESENT TIME, EXEMPTIONS FROM REGISTRATION UNDER FEDERAL AND STATE SECURITIES LAWS ARE VERY LIMITED AND MIGHT BE UNAVAILABLE TO THE OPTIONEE PRIOR TO THE EXPIRATION OF THIS OPTION. AS A CONSEQUENCE OF THE FOREGOING, THE OPTIONEE MIGHT NOT HAVE AN OPPORTUNITY TO EXERCISE THIS OPTION AND TO RECEIVE OPTION SHARES UPON SUCH EXERCISE, AND, IF THE OPTIONEE IS ABLE TO EXERCISE THIS OPTION AND TO RECEIVE OPTION SHARES UPON SUCH EXERCISE, THE OPTIONEE MIGHT NOT HAVE THE OPPORTUNITY TO TRADE SUCH OPTION SHARES.

        9.    NO RIGHTS TO STOCK OPTIONS OR EMPLOYMENT; NO RESTRICTIONS; NO DAMAGES. Neither Optionee nor any other person shall have any claim or right to be granted a Stock Option. Having received a Stock Option shall not give Optionee any right to receive any other grant or option whether or not under the Plan. Optionee shall have no rights to or interest in any Option except as set forth herein, in the Plan where appropriate, or in another Option specifically granted by the Company to Optionee. Neither this Option, the Plan, nor any action taken hereunder or under the Plan shall be construed as giving any Employee or Director any right to be retained in the employ of, or be engaged as a Director to, the Company, as the case may be. Nothing in the Plan restricts the Company's rights to adopt other option plans pertaining to any or all of the Employees or Directors covered under the Plan or other Employees or Director not covered under the Plan.

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  Exhibit 10.14
TULLY'S COFFEE CORPORATION EMPLOYMENT AGREEMENT (Anthony J. Gioia)
RECITAL
AGREEMENT
EXHIBIT A TO EMPLOYMENT AGREEMENT BETWEEN ANTHONY J, GIOIA AND TULLY'S COFFEE CORPORATION
TERMS AND CONDITIONS OF STOCK OPTION AGREEMENT